Consent of Independent Auditors


We consent to the inclusion of our report dated
February 11, 1997 on the divisional financial statements of Fritz Broadcasting, Inc. Toledo Division for the years ended December 29, 1996 and December 31, 1995 in the Registration Statement on Form S-8 filed on December 4, 1998 by Cumulus Media Inc. for the registration of Class A Common Stock.


                                 Plante & Moran, LLP

Plante & Moran, LLP
Troy, Michigan
December 4, 1998